Exhibit 99.1

GAP INC. REPORTS THIRD QUARTER EARNINGS PER SHARE OF $0.30

Gap Inc. Increases FY 2007 GAAP Diluted EPS Guidance to $0.92-$0.98

Non-GAAP FY 2007 Diluted EPS Guidance Increased to $0.99-$1.05

SAN FRANCISCO – November 21, 2007 – Gap Inc. (NYSE: GPS) today reported that net earnings for the third quarter, which ended November 3, 2007, increased 26 percent to $238 million, or $0.30 per share on a diluted basis, compared with $189 million, or $0.23 per share on a diluted basis, for the third quarter of last year.

Third quarter net sales were $3.9 billion, which is flat compared with the third quarter of last year. Due to the 53rd week in fiscal year 2006, third quarter 2007 comparable store sales are compared with the thirteen weeks ended November 4, 2006. On this basis, comparable store sales decreased 5 percent, compared with a decrease of 5 percent for the third quarter of 2006. The company’s online sales for the third quarter increased 36 percent to $247 million, compared with $182 million for the third quarter of last year.

“During the third quarter, we made progress in driving earnings growth by managing our inventory and reducing expenses,” said Glenn Murphy, chairman and chief executive officer of Gap Inc. “Our brands are focused on the upcoming holiday season and providing customers with a compelling store experience.”

Sales Results By Division

The following table represents the company’s third quarter comparable store sales and net sales by division:

	Third Quarter Comparable Store Sales		Third Quarter Net Sales
	2007	2006	2007	2006
Gap North America	-6%	-7%	$1.1 billion	$1.2 billion
Banana Republic North America	1%	3%	$607 million	$563 million
Old Navy North America	-8%	-7%	$1.5 billion	$1.6 billion
International	-4%	-6%	$379 million	$335 million
Gap Inc. Direct (Online)	n/a	n/a	$247 million	$182 million

Additional Results and 2007 Outlook

Earnings

The company’s third quarter of fiscal year 2007 diluted earnings per share of $0.30 benefited from lower marketing expenses compared with the prior year. As the company had previously stated, it did not intend to make the incremental marketing investments that it had made in the second half of fiscal year 2006. The incremental marketing expenses in the second half of fiscal year 2006 amounted to about $80 million.

The company realized substantially all of these savings – about $75 million—in the third quarter of fiscal year 2007. The company does not anticipate further significant reductions in marketing expenses in the fourth quarter of fiscal year 2007 as compared with the fourth quarter of last year.

As a result of the improvement in the third quarter, Gap Inc. is increasing its fiscal year 2007 guidance of GAAP diluted earnings per share to $0.92 to $0.98 from its prior guidance of $0.83 to $0.88 per diluted share.

The company continues to expect expenses related to its cost reduction initiatives to be about $35 million for the full year. There were approximately $6 million of related expenses in the third quarter, bringing the year-to-date expenses to about $32 million.

Excluding about $0.07 per diluted share of expenses associated with the cost reduction initiatives and the discontinued operation of Forth & Towne, the company is revising its fiscal year 2007 guidance upwards to $0.99 to $1.05 from its prior guidance of $0.90 to $0.95 diluted earnings per share. Please see the reconciliation of expected diluted earnings per share excluding these costs, a non-GAAP financial measure, to a GAAP financial measure in the table at the end of this release.

Effective Tax Rate

The effective tax rate was 39.5 percent for the third quarter of 2007. The company continues to expect the effective tax rate to be about 39 percent for full year 2007.

Cash and Debt

The company ended the third quarter with $1.7 billion in cash and investments, and $188 million in long-term debt. For the first three quarters of fiscal year 2007, free cash flow was an inflow of $484 million, compared with an inflow of $214 million last year. This increase was primarily driven by lower inventory levels and a change in vendor payment terms.

The company now expects to generate about $900 million in free cash flow for fiscal year 2007, driven by its upward revision in earnings, continued disciplined inventory management and change in vendor payment terms. Please see the reconciliation of free cash flow, a non-GAAP financial measure, to the GAAP financial measure in the table at the end of this release.

Share Repurchases and Dividends

During the third quarter, the company repurchased 48 million shares. The company has utilized $887 million of the $1.5 billion share repurchase program that was announced on August 23, 2007. Eight million of the total 48 million shares were repurchased from individual members of the Fisher family as part of the previously announced purchase agreements with them.

The company paid a dividend of $0.08 per share in the third quarter.

Margins

Gross margin of 37.5 percent increased 0.1 point in the third quarter of fiscal year 2007 compared with the prior year. Operating margin for the third quarter was 9.5 percent, which is 2.2 points higher than last year. The company reaffirmed that it expects operating margin for fiscal year 2007 to be in the high single-digits. Please see the financials sections on www.gapinc.com for the company’s explanation of numerical range guidance.

Inventory

The company reported that inventory per square foot was down 8 percent at the end of the third quarter on a year-over-year basis as compared with flat inventory last year. The company continues to expect the percent change in inventory per square foot on a year-over-year basis to be down in the mid-single digits at the end of the fourth quarter of fiscal year 2007.

Interest Expense

The company now expects fiscal year 2007 interest expense to be about $28 million.

Depreciation and Amortization

The company reaffirmed that it expects depreciation and amortization expense for fiscal year 2007 to be about $550 million.

Capital Expenditures

Year-to-date capital expenditures were $519 million. The company reaffirmed that it expects capital spending to be about $700 million in fiscal year 2007, which includes about $235 million for new stores, about $310 million for existing stores, about $110 million for information technology and about $45 million for headquarters and distribution centers.

Real Estate

For the first three quarters of fiscal year 2007, the company opened 187 store locations and closed 127 store locations, and square footage increased 2 percent. This includes 19 Forth & Towne store closures and 45 Old Navy Outlet store conversions. The company reaffirmed that it expects to open 30 store locations on a net basis for fiscal year 2007. Square footage is still expected to increase about 1 percent for fiscal year 2007.

Third Quarter Store Activity

The following tables represent the number of store location openings and closings, and square footage by brand.

	November 3, 2007
	Beginning Q3 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q3	Sq. Ft. (millions)
Gap North America	1,281	9	12	1,278	12.4
Gap Europe	170	6	4	172	1.5
Gap Japan	107	4	2	109	1.0
Old Navy North America	1,034	74	46	1,062	20.0
Banana Republic North America	532	20	3	549	4.7
Banana Republic Japan	19	2	—	21	0.1

Total	3,143	115	67	3,191	39.7

	October 28, 2006
	Beginning Q3 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q3	Sq. Ft. (millions)
Gap North America	1,327	14	3	1,338	12.7
Gap Europe	162	5	—	167	1.5
Gap Japan	98	6	2	102	1.0
Old Navy North America	982	31	5	1,008	19.2
Banana Republic North America	503	14	3	514	4.4
Banana Republic Japan	8	5	—	13	0.1
Forth & Towne	5	10	—	15	0.2

Total	3,085	85	13	3,157	39.1

Webcast and Conference Call Information

Evan Price, vice president of Investor Relations, will host a summary of Gap Inc.’s third quarter 2007 results in a live conference call and real-time webcast at approximately 8:00 a.m. Pacific time today. Mr. Price will be joined by Glenn Murphy, Gap Inc. chairman and chief executive officer; and Sabrina Simmons, executive vice president of Gap Inc. Finance and acting chief financial officer of Gap Inc., to discuss details on the business.

To access the conference call, please dial (800) 374-0168 or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Financials section of www.gapinc.com. Replay of this event will be made available on (800) GAP-NEWS for four weeks after this announcement and archived on www.gapinc.com.

November Sales

The company will report November sales on December 6, 2007.

Forward-Looking Statements

This press release and related conference call and webcast contain unaudited financial information for the third quarter of 2007 and forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) earnings and marketing expenses in the fourth quarter of fiscal year 2007; (ii) outlook for the fourth quarter of fiscal year 2007; (iii) diluted earnings per share on a GAAP basis for fiscal year 2007; (iv) expenses related to the company’s cost reduction initiatives for fiscal year 2007; (v) diluted earnings per share for fiscal year 2007 excluding the expenses associated with the company’s cost reduction initiatives and discontinued operation of Forth & Towne; (vi) effective tax rate for fiscal year 2007; (vii) free cash flow for fiscal year 2007; (viii) operating margin for fiscal year 2007; (ix) year-over-year change in inventory per square foot at the end of the fourth quarter of fiscal year 2007; (x) interest expense for fiscal year 2007; (xi) depreciation and amortization for fiscal year 2007; (xii) capital spending for fiscal year 2007; (xiii) store openings and closings for fiscal year 2007; (xiv) increase in real estate square footage for fiscal year 2007; and (xv) net cash provided by operating activities for fiscal year 2007.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that subsequent events may occur that require adjustments to the company’s unaudited financial statements; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the company’s supply chain or operations; the risk that acts or omissions by the company’s third party vendors could have a negative impact on the company’s reputation or operations; the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; and the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007. Readers should also consult the company’s quarterly reports on Form 10-Q for the fiscal quarters ended August 4, 2007 and May 5, 2007.

Future economic and industry trends that could potentially impact net sales and profitability are difficult to predict. These forward-looking statements are based on information as of November 21, 2007 and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

# # #

Investor Relations:

Evan Price

415-427-2161

Media Relations

Kris Marubio

415-427-1798

Greg Rossiter

415-427-2360

The Gap, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

($ in millions)	November 3, 2007	October 28, 2006
ASSETS
Current assets:
Cash and cash equivalents	$1,491	$1,753
Short-term investments	165	613
Restricted cash	43	60
Merchandise inventory	2,480	2,617
Other current assets	682	546

Total current assets	4,861	5,589
Property and equipment, net	3,302	3,245
Other assets	421	373

Total assets	$8,584	$9,207

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$325
Accounts payable	1,681	1,613
Accrued expenses and other current liabilities	1,008	926
Income taxes payable	25	35

Total current liabilities	2,714	2,899

Long-term liabilities:
Long-term debt	188	188
Lease incentives and other liabilities	1,072	927

Total long-term liabilities	1,260	1,115

Total stockholders’ equity	4,610	5,193

Total liabilities and stockholders’ equity	$8,584	$9,207

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

UNAUDITED

($ and shares in millions except per share amounts)	13 Weeks Ended November 3, 2007	13 Weeks Ended October 28, 2006	39 Weeks Ended November 3, 2007	39 Weeks Ended October 28, 2006
Net sales	$3,854	$3,851	$11,088	$11,004
Cost of goods sold and occupancy expenses	2,407	2,409	7,022	6,952

Gross profit	1,447	1,442	4,066	4,052
Operating expenses	1,079	1,161	3,169	3,194
Interest expense	1	9	21	30
Interest income	(28)	(33)	(97)	(96)

Earnings from continuing operations before income taxes	395	305	973	924
Income taxes	156	108	371	345

Earnings from continuing operations, net of income taxes	239	197	602	579
Loss from discontinued operation, net of income tax benefit	(1)	(8)	(34)	(20)

Net earnings	$238	$189	$568	$559

Weighted average number of shares - basic	788	825	806	838
Weighted average number of shares - diluted	791	832	809	845
Basic earnings per share:
Earnings from continuing operations, net of income taxes	$0.30	$0.24	$0.75	$0.69
Loss from discontinued operation, net of income tax benefit	—	(0.01)	(0.05)	(0.02)

Net earnings per share	$0.30	$0.23	$0.70	$0.67

Diluted earnings per share:
Earnings from continuing operations, net of income taxes	$0.30	$0.24	$0.74	$0.69
Loss from discontinued operation, net of income tax benefit	—	(0.01)	(0.04)	(0.03)

Net earnings per share	$0.30	$0.23	$0.70	$0.66

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

($ in millions)	39 Weeks Ended November 3, 2007	39 Weeks Ended October 28, 2006
Cash flows from operating activities:
Net earnings	$568	$559
Adjustments to reconcile net earnings to cash flows provided by operating activities:
Depreciation and amortization (a)	407	404
Share-based compensation	38	38
Tax benefit from exercise of stock options and vesting of service awards	5	10
Excess tax benefit from exercise of stock options and vesting of service awards	(4)	(4)
Non-cash and other items	37	(17)
Deferred income taxes	(149)	(75)
Changes in operating assets and liabilities:
Merchandise inventory	(645)	(913)
Other current assets and other assets	(29)	(10)
Accounts payable	524	460
Accrued expenses and other current liabilities	44	177
Income taxes payable, net of prepaid income taxes	23	(47)
Lease incentives and other liabilities	184	38

Net cash provided by operating activities	1,003	620

Cash flows from investing activities:
Purchases of property and equipment	(519)	(406)
Proceeds from sale of property and equipment	11	22
Purchases of short-term investments	(719)	(1,205)
Maturities of short-term investments	1,124	1,544
Change in restricted cash	1	(4)
Change in other assets	(3)	(1)

Net cash used for investing activities	(105)	(50)

Cash flows from financing activities:
Payments of long-term debt	(326)	—
Proceeds from share-based compensation	86	109
Purchase of treasury stock	(1,050)	(771)
Excess tax benefit from exercise of stock options and vesting of service awards	4	4
Cash dividends paid	(192)	(201)

Net cash used for financing activities	(1,478)	(859)

Effect of exchange rate fluctuations on cash	41	7

Net decrease in cash and cash equivalents	(539)	(282)
Cash and cash equivalents at beginning of period	2,030	2,035

Cash and cash equivalents at end of period	$1,491	$1,753

(a)	Depreciation and amortization includes the amortization of lease incentives.

The Gap, Inc.

SEC REGULATION G

UNAUDITED

RECONCILIATION OF EXPECTED DILUTED EARNINGS PER SHARE ON A GAAP BASIS TO EXPECTED DILUTED EARNINGS PER SHARE ON A NON-GAAP BASIS

	Expected 52 Weeks Ending February 2, 2008	Previously Issued Guidance for the 52 Weeks Ending February 2, 2008
Expected diluted earnings per share on a GAAP basis	$0.92 to 0.98	$0.83 to 0.88
Add: loss from the discontinued operation of Forth & Towne	0.04	0.04
Add: expenses related to the cost reduction initiatives	0.03	0.03

Expected diluted earnings per share on a non-GAAP basis (a)	$0.99 to 1.05	$0.90 to 0.95

(a)	Expected diluted earnings per share excluding the amounts noted above is a non-GAAP financial measure. We believe this is an important metric as it represents our expected diluted earnings per share from ongoing operations.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

($ in millions)	39 Weeks Ended November 3, 2007	39 Weeks Ended October 28, 2006
Net cash provided by operating activities	$1,003	$620
Less: purchases of property and equipment	(519)	(406)

Free cash flow (b)	$484	$214

RECONCILIATION OF EXPECTED NET CASH PROVIDED BY OPERATING ACTIVITIES TO EXPECTED FREE CASH FLOW

($ in millions)	Expected 52 Weeks Ending February 2, 2008
Expected net cash provided by operating activities	$1,600
Less: expected purchases of property and equipment	(700)

Expected free cash flow (b)	$900

(b)	Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric as it represents a measure of how much cash a company has available after the deduction of capital expenditures and we require regular capital expenditures to build and maintain stores and purchase new equipment to keep the business growing. We use this metric internally, as we believe our sustained ability to increase free cash flow is an important driver of value creation.